Exhibit 3.2

STATE of DELAWARE

CERTIFICATE of AMENDMENT of

CERTIFICATE of INCORPORATION

•	First: That at a meeting of the Board of Directors of

SOLOGIC, INC.

resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

Resolved, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “FIRST and FOURTH” so that, as amended, said Articles shall be and read as follows:

FIRST:	The name of the corporation shall be:

SUN ENERGY SOLAR, INC.

FOURTH: THE CORPORATION SHALL BE AUTHORIZED TO ISSUE ONE BILLION FIVE HUNDRED THOUSAND (1,000,500,000) SHARES OF COMMON STOCK, WITH A PAR VALUE OF $0.00005 each.

•

Second: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

•	Third: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

•	Fourth: That the capital of said corporation shall not be reduced under or by reason of said amendment.

BY:	/s/ Matthew A. Veal
(Authorized Officer)
NAME:	Matthew A. Veal, Assistant Secretary
(Type or Print)

State of Delaware Secretary of State Division of Corporations Delivered 04:51 PM 04/24/2006 FILED 04:47 PM 04/24/2006 SRV 060378240 – 4057653 FILE